Exhibit 12.

                                 MOBIL CORPORATION
                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (In millions)

                                                                          Six
                                                                         Months
                                                                         Ended
                                   Year Ended December 31,              June 30,
                           ------------------------------------------  --------
                            1991     1992     1993     1994     1995      1996
                           ------   ------   ------   ------   ------    ------


Income Before Change in
  Accounting Principle(s). $1,920   $1,308   $2,084   $1,759   $2,376    $1,519
Add:
Income taxes .............  2,105    1,567    1,931    1,919    2,015     1,591
Portion of rents
  representative of
  interest factor ........    344      319      339      340      368       183
Interest and debt
  discount expense .......    713      612      529(a)   461      467       213
Earnings (greater) less
  than dividends from
  equity affiliates.......   (151)      36      265      (40)     (51)      116

                           ------   ------   ------   ------   ------    ------


Income as Adjusted ....... $4,931   $3,842   $5,148   $4,439   $5,175    $3,622
                           ======   ======   ======   ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ....... $  713   $  612   $  529(a)$  461   $  467    $  213
Capitalized interest .....     20       42       42       37       47        33
Portion of rents
  representative of
  interest factor ........    344      319      339      340      368       183

                           ------   ------   ------   ------   ------    ------

Total Fixed Charges ...... $1,077   $  973   $  910   $  838   $  882    $  429
                           ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges ..........    4.6      3.9      5.7(a)   5.3      5.9       8.4
                           ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the six months ended June 30, 1996, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million, $28 million, and $14 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



MOBIL                               - 22-